                                                               EXHIBIT 99.(k)(2)

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND

                            AUCTION AGENCY AGREEMENT

                               dated as of , 2004

                                   Relating to

                            Auction Preferred Shares

                                     Series
                                       of

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND

                            The Bank of New York, as
                                  Auction Agent

                            AUCTION AGENCY AGREEMENT

            This Auction Agency Agreement (this "Agreement"), dated as of , 2004, is between ING Clarion Global Estate Income Fund (the "Trust") and The Bank of New York, a New York banking corporation.

            The Trust proposes to issue an aggregate of       preferred shares,
par value $0.001 per share, liquidation preference $25,000 per share, designated
as Series        Preferred Shares (the "APS"), pursuant to the Statement of
Preferences (as defined below).

            The Trust desires that The Bank of New York perform certain duties as agent in connection with each Auction (as defined below) (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the APS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints The Bank of New York as said Auction Agent.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

1. Definitions and Rules of Construction.

            1.1 Terms Defined By Reference to Statement.

            Capitalized terms not defined herein shall have the respective meanings specified in the Statement.

            1.2 Terms Defined Herein.

            As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

                  (b) "Agreement" shall mean the Agreement relating to one or more series of APS.


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                  (c) "APS" shall mean the preferred shares, par value $.001 per share, of the Trust designated as its "Auction Preferred Shares" and bearing such further designation as to series as the Board of Trustees, of the Trust or any committee thereof shall specify.

                  (d) "Auction" shall have the meaning specified in Section 2.1 hereof.

                  (e) "Auction Procedures" shall mean the auction procedures constituting Part II of the form of Statement as of the filing thereof.

                  (f) "Authorized Officer" of the Auction Agent shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Trust.

                  (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

                  (h) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

                  (i) "Statement" shall mean the Statement of Preferences of Auction Preferred Shares, as the same may be amended, supplemented or modified from time to time.

                  (j) "Trust Officer" shall mean the Chairman and Chief Executive Officer, the President, the Secretary and the Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a notice to the Auction Agent.

            1.3 Rules of Construction.

            Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of the Agreement:


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                  (a) Words importing the singular number shall include the
plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof", "herein", "hereto" and other words of similar import refer to the Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

                  (e) This Agreement shall apply separately but equally to all series of APS that may be issued. Sections 1 and 2 hereof shall be read in conjunction with the Statement and in the event of any conflict with the Statement, the Statement shall take precedence.

2. The Auction.

            2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

                  (a) The Board of Trustees of the Trust has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this
Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for any Subsequent Rate Period. Each periodic implementation of such procedures is hereinafter referred to as an "Auction."

                  (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

            2.2 Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

                  (a) Not later than seven days prior to the first Auction Date, the


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Trust shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Trust will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer; provided, however, that if the Trust proposes to designate any Special Rate Period of APS pursuant to Section 3 of Part I of the Statement, not later than 11:00 A.M. on the Business Day next preceding the Auction next preceding the first day of such Rate Period or by such later time or date, or both, as may be agreed to by the Auction Agent, the Trust shall provide the Auction Agent with a list of the Broker-Dealers for the APS and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to a Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer for the APS. The Auction Agent and the Trust shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                  (b) In the event that any Auction Date shall be changed after the Auction Agent shall have given the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures, or after the notice referred to in
Section 2.3 hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers for the APS not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

                  (c) (i) The Auction Agent shall maintain a registry of the beneficial owners of the APS who shall constitute Existing Holders for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing APS. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealer. The Trust shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the APS a list of the initial Existing Holders of the APS, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the


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      Existing Holders of APS (A) such list, (B) the results of Auctions, (C)
      notices from any Broker-Dealer as described in the first sentence of
      Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where APS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                  (ii) In the event of any partial redemption of any APS, the Auction Agent shall, at least two Business Days prior to the next Auction for the APS, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of APS such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the beneficial owner of the number of APS shown in such registry.

                  (iii) The Auction Agent shall be required to register a transfer of APS from an Existing Holder of such APS only if such transfer is to another Existing Holder, or other Person if permitted by the Trust, and only if such transfer is made (A) pursuant to an Auction, (B) the Auction Agent has been notified in writing (I) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Trust, that purchased or sold such APS in an Auction of the failure of such APS to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where APS may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 1:00 P.M. on the Business Day preceding such Auction.

                  (d) The Auction Agent may, but shall have no obligation to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be

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Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of APS such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such APS to any Person other than the Trust and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

            2.3 Auction Schedule.

            The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

  Time                                              Event
  ----                                              -----
By 9:30 A.M.                  Auction Agent advises the Trust and Broker-Dealers
                              of the applicable Maximum Rate and the Reference
                              Rate used in determining such Maximum Rate.

9:30 A.M. - 1:30 P.M.         Auction Agent assembles information communicated
                              to it by Broker-Dealers as provided in Section
                              2(a) of the Auction Procedures. Submission
                              Deadline is 1:30 P.M.

Not earlier than 1:30 P.M.    Auction Agent makes determinations pursuant to
                              Section 3(a) of the Auction Procedures.


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
  Time                                              Event
  ----                                              -----
By approximately 3:30 P.M.    Auction Agent advises Trust of results of Auction
                              as provided in Section 3(b) of the Auction
                              Procedures.

                              Submitted Bids and Submitted Sell Orders are accepted and rejected and APS allocated as provided in Section 4 of the Auction Procedures.
                              Auction Agent gives notice of Auction results as set forth in paragraph(a) of the Settlement
                              Procedures.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

            2.4 Notice of Auction Results.

            The Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related APS by telephone or by other electronic means acceptable to the parties through its Auction Processing System as set forth in paragraph
(a) of the Settlement Procedures.

            2.5 Broker-Dealers.

                  (a) Not later than 12:00 Noon on each Auction Date for the APS, the Trust shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers pursuant to Section 2.7 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 2.7 of each such Broker-Dealer Agreement.

                  (b) The Trust shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

                  (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed in writing by the Trust, provided that at


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least one Broker-Dealer Agreement would be in effect for the APS after such termination.

                  (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.5(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Trust shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Trust shall request, which schedules, among other things, shall set forth the series of APS to which such Broker-Dealer Agreement relates.

            2.6 Information Concerning Rates.

                  (a) The Applicable Percentage on the date of the Agreement is that rate as determined by the Trust and provided to the Auction Agent on the date even herewith. If there is any change in the credit rating of APS by the rating agency (or substitute or successor rating agencies) referred to in the definition of "Applicable Percentage" resulting in any change in the Applicable Percentage for APS after the date given herewith, the Trust shall notify the Auction Agent in writing of such change in the Applicable Rate prior to 12:00 Noon on the Business Day prior to the next Auction Date for the APS succeeding such change. In determining the Maximum Rate for the APS on any Auction Date as set forth in 2.6(a)(i) hereof, the Auction Agent shall be entitled to rely on the last Applicable Percentage for APS of which it has most recently received notice from the Trust (or, in the absence of such notice, the percentage determined by reference to the definition of Applicable Percentage).

                        (i) On each Auction Date, the Auction Agent shall determine the Maximum Rate in accordance with Part I of the Statement. Not later than 9:30 A.M. on each Auction Date the Auction Agent shall notify the Trust and the Broker-Dealers of the Maximum Rate and the Reference Rate used to make such determination.

                        (ii) From and after a Failure to Deposit by the Trust during any Rate Period, until such failure is cured and a Late Charge is paid, in accordance with subparagraph (e)(i) of Section 2 of Part I of the Statement, on the first day of each Rate Period the Auction Agent shall determine the Treasury Index Rate for such Rate Period of more than 364 Rate Period Days and the LIBOR Rate for Rate Periods of 364 Rate Period Days or fewer. Not later than 9:30 A.M. on each such first day, the Auction Agent shall notify the


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      the Trust of the applicable Reference Rate and Treasury Index Rate.

                        (iii) If any LIBOR Rate or Treasury Index Rate, as the case may be, is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Statement if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Trust as to the method of such conversion.

            2.7 Designation of Special Rate Period.

                  (a) The Statement will provide that, subject to the Trust's option to designate a Special Rate Period as referred to in paragraph (b) of this Section 2.7, (i) each Rate Period of APS will have a duration of seven or twenty-eight days, as applicable, subject to certain exceptions) and (ii) each Rate Period following a Rate Period that is other than seven or twenty-eight days, as applicable, will be seven or twenty-eight days in duration, as applicable. Not less than 10 nor more than 20 days prior to the last day of any such Rate Period that is not seven or twenty-eight days in duration, as applicable, (i) the Trust shall deliver to the Auction Agent a notice of the Auction Date of the next succeeding Auction in the form of Exhibit C hereto and
(ii) the Auction Agent shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers as promptly as practicable after its receipt of such notice from the Trust.

                  (b) Pursuant to the Statement, the Trust may, at its option, designate a Special Rate Period for the APS in the manner described in Section 3 of Part I of the Statement.

                        (i) If the Board of Trustees proposes to designate any succeeding Subsequent Rate Period of the APS as a Special Rate Period, (A) the Trust shall deliver to the Auction Agent a notice of such proposed Special Rate Period in the form of Exhibit D hereto and (B) the Auction Agent on behalf of the Trust shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of APS at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers as promptly as practicable after its receipt of such notice from the


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      Trust.

                        (ii) If the Board of Trustees determines to designate such succeeding Subsequent Rate Period as a Special Rate Period, (A) the Trust shall deliver to the Auction Agent and the Broker-Dealers a notice of such determination in the form of Exhibit E hereto not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Rate Period.

                        (iii) If the Board of Trustees determines not to designate such succeeding Subsequent Rate Period as a Special Rate Period, the Trust shall deliver to the Auction Agent and each Broker-Dealer a notice not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Rate Period in the form of Exhibit F hereto, or if the Trust shall fail to timely deliver either such notice or a notice in the form of Exhibit E hereto, the Trust shall be deemed to have delivered a notice in the form of Exhibit F hereto to the Auction Agent and the Broker-Dealers.

            Such change in the length of any Rate Period shall not occur if (1) an Auction for APS shall not be held on such Auction Date for any reason, (2) an Auction for APS shall be held on such Auction Date but Sufficient Clearing Bids for APS shall not exist in such Auction, or (3) any other precondition for a Special Rate Period stated in Section 3(a) of Part I of the Statement is not met; provided that the Auction Agent shall be authorized to act in accordance with any notice establishing a Special Rate Period, absent its receipt of written notice that the preconditions of Section 3(a) of Part I of the Statement have not been satisfied.

            2.8 Failure to Deposit.

                  (a) If any Failure to Deposit shall have occurred with respect to APS during any Rate Period thereof (other than any Special Rate Period of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured), but, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall have been cured in accordance with Section 2.8(c) hereof and the Trust shall have paid to the Auction Agent a late charge (a "Late Charge") equal to the sum of (1) if such Failure to Deposit consisted of the failure timely to pay to the Auction Agent the full amount of dividends with respect to any Dividend Period on such shares, an amount computed by multiplying (x) 200% of the Reference Rate


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for the Rate Period during which such Failure to Deposit occurs on the Dividend
Payment Date for such Dividend Period by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit has not been cured in accordance with Section 2.8(c) hereof (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding APS and (2) if such Failure to Deposit consisted of the failure timely to pay to the Auction Agent the Redemption Price of the APS, if any, for which Notice of Redemption has been given by the Trust, an amount computed by multiplying (x) 300% of the Reference Rate for the Rate Period during which such Failure to Deposit occurs on the redemption date by (y) a fraction, the numerator of which shall be the number of days for which such Failure to Deposit is not cured in accordance with Section 2.8(c) hereof (including the day such Failure to Deposit occurs and excluding the day such Failure to Deposit is cured) and the denominator of which shall be 360, and applying the rate obtained against the aggregate liquidation preference of the outstanding APS to be redeemed, then the Auction Agent shall deliver a notice in the form of Exhibit G hereto by first-class mail, postage prepaid, to the Broker-Dealers not later than one Business Day after its receipt of the payment from the Trust curing such Failure to Deposit and such Late Charge.

                  (b) If:

                        (i) any Failure to Deposit shall have occurred with respect to APS during any Rate Period thereof (other than any Special Rate Period of more than 364 Rate Period Days or any Rate Period succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred but has not been cured), and, prior to 12:00 Noon, New York City time, on the third Business Day next succeeding the date on which such Failure to Deposit occurred, such Failure to Deposit shall not have been cured in accordance with Section 2.8(c) hereof or the Trust shall not have paid the applicable Late Charge to the Auction Agent; or

                        (ii) any Failure to Deposit shall have occurred with respect to APS during a Special Rate Period thereof of more than 364 Rate Period Days, or during any Rate Period thereof succeeding any Special Rate Period of more than 364 Rate Period Days during which a Failure to Deposit occurred that has not been cured, and, prior to 12:00 noon, New York City time, on the fourth Business Day preceding the Auction Date for the Rate Period subsequent to such Rate Period, such Failure to Deposit shall not have


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      been cured in accordance with Section 2.8(c) hereof or the Trust shall not have paid the applicable Late Charge to the Auction Agent in accordance with Section 2(e)(i)(D) of Part I of the Statement (such Late Charge, for purposes of this clause (b) (ii) of this Section 2.8, to be calculated by using, as the Reference Rate, the Reference Rate applicable to a Rate Period (x) consisting of more than 364 Rate Period Days and (y) commencing on the date on which the Rate Period during which Failure to Deposit occurs commenced);

then the Auction Agent shall deliver a notice in the form of Exhibit H hereto to the Broker-Dealers not later than one Business Day after the receipt of the payment from the Trust curing such Failure to Deposit and such Late Charge.

                  (c) A Failure to Deposit with respect to APS shall have been cured (if such Failure to Deposit is not solely due to the willful failure to the Trust to make the required payment to the Auction Agent) with respect to any Rate Period if, within the respective time periods described immediately above, the Trust shall have paid to the Auction Agent (i) all accumulated and unpaid dividends on the APS and (ii) without duplication, the Redemption Price for the APS, if any, for which Notice of Redemption has been mailed; provided, however, that the foregoing clause (ii) shall not apply to the Trust's failure to pay the Redemption Price in respect of APS when the related Redemption Notice provides that redemption of such shares is subject to one or more conditions precedent and each such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

            2.9 Ownership of Shares of APS.

            The Trust shall notify the Auction Agent if the Trust or, insofar as the Trust has knowledge, any affiliate of the Trust acquires any APS. Neither the Trust nor any affiliate of the Trust shall submit any Order in any Auction for APS, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Trust may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.9, a Broker-Dealer shall not be deemed to be an affiliate of the Trust solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a director of the Trust. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.9.


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            2.10 Access to and Maintenance of Auction Records.

            The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel and the Broker-Dealers, access at reasonable times during normal business hours to review and make extracts or copies of all books, records, documents and other information concerning the conduct and results of Auctions (at no cost to the Auction Agent), provided that any such agent, accountant, counsel or Broker-Dealer shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of six years after such Auction, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.

3. The Auction Agent as Dividend and Redemption Price Disbursing Agent.

            The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of APS (i) on each Dividend Payment Date, dividends on the APS, (ii) on any date fixed for redemption of APS, the Redemption Price of APS called for redemption and (iii) any Late Charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Trust with which to pay such dividends, Redemption Price or Late Charge. The amount of dividends for any Rate Period to be paid by the Auction Agent to the Holders of such APS will be determined by the Trust as set forth in Section 2 of Part I of the Statement. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Trust as set forth in Section 10 of Part I of the Statement. The Trust shall notify the Auction Agent in writing of a decision to redeem APS at least five days prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph (c) of Section 10 of Part I of the Statement. Such notice by the Trust to the Auction Agent shall contain the information required by paragraph (c) of Section 10 of Part I of the Statement to be stated in the notice of redemption required to be mailed by the Trust to such Holders.

4. The Auction Agent as Transfer Agent and Registrar.

            4.1 Issue of Stock or Shares Certificates.

            Upon the Date of Original Issue of APS, one or more certificates
representing all of the shares of such Series         Preferred Shares issued
on such date shall be issued by the Trust and, at the request of the Trust, registered in the name of Cede & Co. and countersigned by the Auction Agent.



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            4.2 Registration of Transfer of Shares.

            Shares of Series       Preferred Shares shall be registered solely
in the name of the Securities Depository or its nominee.

            4.3 Removal of Legend on Restricted Shares.

            All requests for removal of legends on APS of any series indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Trust Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

            4.4 Lost Stock or Share Certificates.

            The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Trust governing such matters and resolutions adopted by the Board of Trustees of the Trust with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Board of Trustees of the Trust.

            4.5 Disposition of Cancelled Certificates; Record Retention.

            The Auction Agent shall retain all stock or share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. The Trust shall also undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records.

            4.6 Stock or Record Books.

            For so long as the Auction Agent is acting as the transfer agent for any series of APS pursuant to the Agreement, it shall maintain a stock or record book containing a list of the Holders of the APS of each such series. In case of any request or demand for the inspection of the stock or record books of the Trust or any other books in the possession of the Auction Agent, the Auction Agent will notify the Trust and secure instructions as to permitting or refusing such inspection. The Auction Agent reserves the right, however, to exhibit the stock or record books or other books to any Person if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

            4.7 Return of Funds.

            Any funds deposited with the Auction Agent hereunder by the Trust for any reason, including but not limited to redemption of APS of any series, that remain unpaid after ninety days shall be repaid to the Trust upon the written request of the Trust.

5. Representations and Warranties.

            5.1 Representations and Warranties of the Trust

            The Trust represents and warrants to the Auction Agent that:

                  (a) the Trust is duly organized and existing statutory trust in good standing under the laws of the State of its incorporation or organization and has full corporate power or all requisite power to execute and deliver the Agreement and to authorize, create and issue the APS, and the APS when issued, will be duly authorized, validly issued, fully paid and nonassessable;

                  (b) the Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust;

                  (c) the form of the certificate evidencing the APS complies or will comply with all applicable laws of the State of its incorporation or organization;

                  (d) when issued, the APS will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of APS;

                  (e) the execution and delivery of the Agreement and the issuance and delivery of the APS do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust (as amended by one or more Statements) or the By-Laws of the Trust, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Trust or the Trust and its subsidiaries taken as a whole; and

                  (f) no taxes are payable upon or in respect of the execution of the Agreement or the issuance of the APS of any series.

            5.2 Representations and Warranties of the Auction Agent.

            The Auction Agent represents and warrants to the Trust that:

                        (i) The Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

                        (ii) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6.   The Auction Agent.

            6.1 Duties and Responsibilities.

                  (a) The Auction Agent is acting solely as a non-fiduciary agent for the Trust hereunder and owes no duties to any Person, other than the Trust, by reason of this Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been negligent in ascertaining the pertinent facts.

            6.2 Rights of the Auction Agent.

                  (a) The Auction Agent may conclusively rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or both.

                  (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

                  (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

            6.3 Compensation, Expenses and Indemnification.

                  (a) The Trust shall pay the Auction Agent an annual fee as compensation for all services rendered by it under the Agreement and the Broker-Dealer Agreements as the Trust and the Auction Agent have agreed to in writing from time to time.

                  (b) The Trust shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of the Agreement and the Broker-Dealer Agreements (including the compensation and the reasonable expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its negligence or bad faith. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (c) The Trust shall indemnify the Auction Agent for and hold it harmless against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with its agency under the Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its duties hereunder and thereunder.

            6.4 Auction Agent's Disclaimer.

            The Auction Agent makes no representation as to the validity or adequacy of this Agreement, the Broker-Dealer Agreements, the APS of any series, or any documents related thereto, except that the Auction Agent hereby represents that this Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent. The Auction Agent shall have no obligation or liability in respect of the registration or exemption therefrom of the APS under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the APS pursuant to the terms of this Auction Agency Agreement, any Broker Dealer Agreement or any other document contemplated hereby or thereby.

7.   Miscellaneous.

            7.1 Term of Agreement.

                  (a) The term of the Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate the Agreement at any time by so notifying the Auction Agent, provided that the Trust has entered into an agreement in substantially the form of the Agreement with a successor Auction Agent. The Auction Agent may terminate the Agreement upon written notice to the Trust on the date specified in such notice, which date shall be no earlier than 45 days after the date of delivery of such notice. In the event the APS are no longer held in electronic book entry form, the Auction Agent's responsibilities under the Agreement, as they relate to Auctions, shall be suspended until such time as the APS are again held in electronic book entry form.

                  (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Trust and the Auction Agent under the Agreement with respect to any series of APS shall cease upon termination of the Agreement with respect to such series. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.3 hereof shall survive the termination of the Agreement with respect to any series of APS. Upon termination of the Agreement with respect to any series of APS, the Auction Agent shall, at the Trust's request, promptly deliver to the Trust copies of all books and records maintained by it with respect to APS in connection with its duties hereunder.

             7.2 Communications.

             Except for (i) communications authorized to be by telephone pursuant to the Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below and, where appropriate, reference the particular Auction to which such notice relates:

If to the Trust,            ING Clarion Global Estate Income Fund
                            259 North Radnor Chester Road
                            Second Floor
                            Radnor, PA 19087
                            Attention: Secretary
                            Telephone No.: 610-995-2500
                            Telecopier No.: 610-995-0410

If to the Auction Agent,    The Bank of New York
                            100 Church Street
                            8th Floor
                            New York, New York 10286
                            Attention: Corporate Trust Dealing and
                                   Trading Group - Auction Desk
                            Telephone No.: 212-437-6166
                            Telecopier No.: 212-437-6123

            Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by telephone (confirmed by telecopy or in writing) by an Authorized Officer.

            7.3 Entire Agreement.

             This Agreement contains the entire agreement between the parties relating to, and superseding any prior agreement between the parties relating to, the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

             7.4 Benefits.

             Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

            7.5 Amendment; Waiver.

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

            7.6 Successors and Assigns.

                  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Trust and the Auction Agent. This Agreement may not be assigned by any party hereto absent the prior written consent of the other party.

            7.7 Severability.

                  If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

            7.8 Disclosure of Information.

                  The Auction Agent agrees that it will not disclose or use any "non-public personal information" about the Trust's shareholders other than such uses or disclosures as are permitted by Regulation S-P under Section 504 of the Gramm-Leach-Biley Act ("Regulation S-P"). "Nonpublic personal information" about a shareholder shall mean: (i) personally identifiable financial information;
(ii) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available; and (iii) any other information that a Customer or the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P.

            7.9 Governing Law.

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW, OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK). The parties agree that all actions and proceedings arising out of this Auction Agency Agreement or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such County. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Auction Agency Agreement or the transactions contemplated hereby.

                                     ING CLARION GLOBAL REAL
                                     ESTATE INCOME FUND



                                     By:
                                         -----------------------------
                                         Name:   Heather A. Trudel
                                         Title:  Secretary



                                     THE BANK OF NEW YORK



                                     By:
                                         -----------------------------
                                         Name:
                                         Title:


[Auction Agency Agreement]

                                                                       EXHIBIT A

                                     FORM OF
                             BROKER-DEALER AGREEMENT

                                                                       EXHIBIT B

                             SETTLEMENT PROCEDURES

                                                                       EXHIBIT C

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND
                           NOTICE OF AUCTION DATE FOR
                            AUCTION PREFERRED SHARES
                                     ("APS")

            NOTICE IS HEREBY GIVEN that the Auction Date of the next Auction for Series of the Trust's APS is scheduled to be _______________, 20___ and the next Dividend Payment Date for Series of the Trust's APS will be __________________, 20___.

             [A Failure to Deposit in respect of the Series APS currently exists. If, prior to 12:00 noon, New York City time, on the third Business Day following such Failure to Deposit, such Failure to Deposit is not cured or the applicable Late Charge is not paid, the next auction will not be held. Notice
 of the next Auction for the Series      APS will be disclosed when such failure
 to Deposit is cured and the applicable Late Charge is paid.(1)]

             [A Failure to Deposit in respect of the Series APS currently exists. If, prior to 12:00 noon, New York City time, on the fourth Business Day preceding the next scheduled Auction Date of the Series APS, such Failure to Deposit is not cured or the applicable Late Charge is not paid, the next Auction will not be held. Notice of the next Auction for the Series APS will be delivered when such Failure to Deposit is cured and the applicable Late Charge is paid.(2)]

                                          ING CLARION GLOBAL REAL ESTATE
                                          INCOME FUND



                                          ------------------------------


(1) Include this language if a Failure to Deposit as described in Section 2(e)(i)(C) of Part I of the Statement exists.

(2) Include this language if a Failure to Deposit as described in Section 2(e)(i)(D) of Part I of the Statement exists.

                                                                       EXHIBIT D

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND
                          NOTICE OF PROPOSED CHANGE OF
                            LENGTH OF RATE PERIOD OF
                            AUCTION PREFERRED SHARES
                                     ("APS")

            ING Clarion Global Real Estate Income Fund (the "Trust") may
exercise its option to designate the Rate Period of its Series      APS
commencing [the first day of the Special Rate Period] as a Special Rate Period.

            By 11:00 A.M. on the second Business Day preceding the first day of such proposed Special Rate Period, the Trust will notify ___________________ of either (a) its determination to exercise such option, designating the length of such Special Rate Period for such series or (b) its determination not to exercise such option.

                                          ING CLARION GLOBAL REAL ESTATE
                                          INCOME FUND



                                          ------------------------------


Dated:          , 20
      ----------    --

                                                                       EXHIBIT E

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND
                    NOTICE OF CHANGE OF LENGTH OF RATE PERIOD
                            AUCTION PREFERRED SHARES
                                    ("APS")

            NOTICE IS HEREBY GIVEN that (the "Trust") has determined to
designate the Rate Period of its Series      APS commencing on [the first day of
the Special Rate Period] as a Special Rate Period.

            The Special Rate Period will be __________ [Rate Period Days].

            The Auction Date for the Special Rate Period is [the Business Day next preceding the first day of such Special Rate Period].

            The Special Rate Period shall not commence if (a) an Auction for APS shall not be held on such Auction Date for any reason, (b) an Auction for APS shall be held on such Auction Date but Sufficient Clearing Bids for such shares shall not exist in such Auction or (c) any other precondition for a Special Rate Period stated in Section 3(a) of Part I of the Statement is not met; provided that the Auction Agent shall be authorized to act in accordance with any notice establishing a Special Rate Period, absent its receipt of written notice that the preconditions of Section 3(a) of Part I of the Statement have not been satisfied.

            The scheduled Dividend Payment Dates for such series of APS during such Special Rate Period will be _________________________.

            [Special Redemption Provisions, if any]

            Attached hereto is a Preferred Shares Basic Maintenance Report showing that, as of the third Business Day next preceding such proposed Special Rate Period, Moody's Eligible Assets (if Moody's is rating such APS) and Fitch Eligible Assets (if Fitch is rating such APS) each have an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount as of such Business Day (assuming for purposes of the foregoing calculation that (i) the Maximum Rate is the Maximum Rate on such Business Day as if such Business Day were the Auction Date for the proposed Special Rate Period, and (ii) the Moody's Discount Factors or Fitch Discount Factors applicable to Moody's Eligible Assets or Fitch Eligible Assets are determined by reference to the first Moody's Exposure Period or Fitch Exposure Period, whichever applicable, longer than the corresponding Moody's Exposure Period or Fitch Exposure Period then applicable to the Trust).

                                        ING CLARION GLOBAL REAL ESTATE
                                        INCOME FUND


                                        -------------------------------

Dated:          , 20
      ----------    --

                                                                       EXHIBIT F

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND
                      NOTICE OF DETERMINATION NOT TO CHANGE
                            LENGTH OF RATE PERIOD OF
                            AUCTION PREFERRED SHARES
                                     ("APS")

            NOTICE IS HEREBY GIVEN that ING Clarion Global Real Estate Income Fund (the "Trust") has determined not to exercise its option to designate a
Special Rate Period of its Series       APS and the next succeeding Rate
Period of such series will be a Rate Period of 28 Rate Period Days.

                                        ING CLARION GLOBAL REAL ESTATE
                                        INCOME FUND


                                        -------------------------------

Dated:          , 20
      ----------    --

                                                                       EXHIBIT G

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND
                     NOTICE OF CURE OF FAILURE TO DEPOSIT ON
                            AUCTION PREFERRED SHARES
                                     ("APS")

             NOTICE IS HEREBY GIVEN that ING Clarion Global Real Estate Income Fund (the "Trust") has cured its Failure to Deposit and paid the applicable
 Late Charge with respect to its Series      APS. The dividend rate on the
 shares of Series APS for the current Dividend Period is _____________% per annum, the Dividend Payment Date for the current Dividend Period is scheduled to be _______________, 20___ and the next Auction Date is scheduled to be _______________, 20___.

                                        ING CLARION GLOBAL REAL ESTATE
                                        INCOME FUND


                                        -------------------------------

Dated:          , 20
      ----------    --

                                                                       EXHIBIT H

                   ING CLARION GLOBAL REAL ESTATE INCOME FUND
                 NOTICE OF CURE OF FAILURE TO DEPOSIT ON INCOME
                            AUCTION PREFERRED SHARES
                                     ("APS")

            NOTICE IS HEREBY GIVEN that ING Clarion Global Real Estate Income Fund (the "Trust") has cured its Failure to Deposit and paid the applicable Late
Charge with respect to its Series      APS. The next Auction Date for the Series
APS is scheduled to be on _________________, 20___.

                                        ING CLARION GLOBAL REAL ESTATE
                                        INCOME FUND


                                        -------------------------------

Dated:          , 20
      ----------    --










                                      H-1